Exhibit 99.1

Extra Space Storage Inc. Phone (801) 562-5556 Fax (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Executive Management Realignment

SALT LAKE CITY, February 2, 2009 – Extra Space Storage Inc. (“EXR”, the “Company”) (NYSE: EXR) today announced a realignment of its executive management team.  Kenneth M. Woolley, the Company’s Chairman and Chief Executive Officer, has accepted an invitation to serve a mission for the Church of Jesus Christ of Latter-day Saints.  In accepting this opportunity, Mr. Woolley will take a three-year leave from the Company’s management team beginning April 1, 2009.  The Company’s board of directors has selected the Company’s current President, Spencer F. Kirk, to succeed Mr. Woolley as Chairman and Chief Executive Officer.

Mr. Woolley, who founded the Company in 1977, explained: “I am excited about a new opportunity for service and embark on it with great enthusiasm.  At the same time, I am proud of Extra Space Storage, our management team, and what we have accomplished.  During challenging economic times, we feel especially fortunate to have built a strong organization and maintained our financial strength.  We have developed and acquired high quality properties, and emphasized excellence in the service we provide customers and tenants.  I have confidence that under Spencer Kirk’s leadership, Extra Space Storage will continue the prudent, creative, and successful path we have pursued since the Company was founded.”

Mr. Kirk has worked with Mr. Woolley in the self-storage business since 1998.  He has been an integral part of the Company’s management team, has previous experience as a Chief Executive Officer and Chairman of a public company, and is the Company’s largest private shareholder with approximately 3.3 million shares.

Mr. Kirk expressed enthusiasm for his new position:  “I am grateful for the confidence the board has expressed in me and for the opportunity to lead the Company.  We will continue to develop our personnel, drive technological innovation, grow strategically and strive to be the best in the business.”

Roger B. Porter, the Company’s Lead Independent Director, expressed the board’s confidence that the transition will be a smooth and successful one:  “Ken Woolley is, in many respects, unique in his knowledge and vision in the self-storage industry.   Like other great leaders, he has built an outstanding management team that works well together and that is committed to excellence and integrity.  We wish him well in his new assignment.  We feel fortunate to have Spencer Kirk as our new CEO.  His ability, experience and business acumen will serve the Company well.”

 Forward-Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

 Risk Factors

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  potential liability for uninsured losses and environmental contamination;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan;

•                  the successful realignment of our management team; and

•                  our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 684 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 468,000 units and over 50 million square feet of rentable space. The Company is the second largest owner and/or operator of self-storage properties in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 954-1343

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